Exhibit 99.1

Oragenics Announces Fourth Amendment to Unsecured Revolving Line of Credit to Provide $500,000 of Additional Funding

TAMPA, Fla.—December 14, 2011—Oragenics, Inc. (OTCQB:ORNI) (the “Company”), announced on December 9, 2011, that the Company has entered into a Fourth Amendment (the “Fourth Amendment”) to its Unsecured Revolving Line of Credit (the “Credit Facility”) with the Koski Family Limited Partnership (“KFLP”), the Company’s largest shareholder. The Fourth Amendment increased the available borrowing under the Credit Facility by $500,000, from $7,000,000 to $7,500,000. Oragenics has since drawn down on the additional availability.

“We are very pleased that the KFLP has provided the additional funding to enable Oragenics to continue executing on near-term business and operational objectives; including the continuing development of the revenue stream from ProBiora3® the Evora™ product lines. We appreciate KFLP’s support and enthusiasm for Oragenics and expect our continued efforts to support our mission statement of becoming a world leader in oral care probiotics for humans and companion pets,” stated John N. Bonfiglio, Ph.D., Chief Executive Officer and President of Oragenics.

Entering into of the Fourth Amendment was approved by Oragenics’ Audit Committee and disinterested directors. Funds provided under the Fourth Amendment to the Credit Facility are able to be drawn immediately.

About Oragenics, Inc.

Oragenics is a leading nutraceutical company focused on oral care probiotics for humans and companion pets. The Company’s proprietary products Evora and ProBiora3® are currently sold in over 20 countries. In addition, Oragenics has an exciting pipeline of therapeutic products targeting infectious disease.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to raise additional capital to sustain our operations beyond February 1, 2012 and those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Corporate Contact:	Investor Contact:
Linda Loren	Jennifer K. Zimmons, Ph.D.
Marketing Director	Managing Director
Oragenics, Inc.	Cooper Global Communications, LLC
3000 Bayport Drive, Suite 685	410 Park Ave., Suite 420
Tampa, Fl. 33607	New York, NY 10021
Tel: 813-527-1020	Tel: 212-317-1400
lloren@oragenics.com	jzimmons@cgc-us.com